Exhibit 99.1

PRIMERICA REPORTS FOURTH QUARTER 2016 RESULTS

14% growth in life insurance policies issued

9% increase in life insurance licensed representatives to 116,827

11% increase in ending client asset values to a record of $52.3 billion

25% growth in net earnings per diluted share (EPS) to $1.21 and
18% growth in operating EPS to $1.19

18.6% net income return on stockholders’ equity (ROE) and
19.2% net operating income return on adjusted stockholders’ equity (ROAE)

Duluth, GA, February 8, 2017 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended December 31, 2016.  In the fourth quarter, total revenues increased 11% and operating revenues increased 10% to $393.9 million and $392.4 million, respectively.  Net income grew 19% to $56.9 million and net operating income grew 11%  to $55.9 million compared with the fourth quarter of 2015.  Earnings growth and share repurchases throughout 2016 drove a 25% increase in EPS and an 18% increase in operating EPS to $1.21 and $1.19, respectively, in the fourth quarter of 2016.  ROE expanded to 18.6% and operating ROAE expanded to 19.2% in the current period versus 16.7% and 18.2%, respectively, in the prior year period.

Glenn Williams, Chief Executive Officer, said, “During 2016, we continued to execute our strategy to drive growth and improve performance by expanding distribution, deploying mobile technology and repurchasing shares.  For the full year 2016 we achieved a 24% increase in EPS and a 240 basis points increase in ROE compared with 2015.  Our sales force leadership played a key role in achieving these results. Our life licensed sales force surpassed 116,000 representatives and their life insurance productivity remained at the top of the historical range throughout the year, driving the 15% year-over-year growth in life insurance policies issued.  In addition, our Investment and Savings Products (ISP) client asset values grew to a record $52 billion at the end of 2016.  We are optimistic about the growth opportunities ahead and our ability to build on our success by leveraging Primerica’s strengths and effectively deploying capital to deliver long-term value for all of our stakeholders.”

For the full year 2016, total revenues and operating revenues increased 8%  to $1.5 billion. Net income grew 16% to $219.4 million and net operating income grew 13% to $216.8 million versus 2015.  Earnings growth and share repurchases throughout the year drove EPS and operating EPS increases of 24% and 22% to $4.59 and $4.53, respectively.  ROE expanded to 18.3% and operating ROAE expanded to 19.0% in 2016 versus 15.9% and 16.9%, respectively, in the prior year.  Results reflect strong Term Life performance including a 13% increase in net premiums and Term Life margin expansion. ISP client asset values ended the year at an all-time high while sales declined due to lower variable annuity sales, consistent with industry trends. Insurance and other operating expenses grew 8% year-over-year reflecting higher growth- and employee-related costs as well as additional spend on mobile technology initiatives and preparation for the Department of Labor’s (DOL) Fiduciary Rule.  During the year, $150 million of shares were repurchased enabling the retirement of approximately 6% of common stock outstanding as of December 31, 2015.

In the fourth quarter, momentum continued in the Term Life business with 14%  growth in policies issued and 13% growth in net premiums year-over-year.  Term Life results reflect typically lower fourth quarter persistency experience that was also weaker than historical levels in the period.  Investment and Savings Products performance improved due to higher average client asset values and stable product sales levels year-over-year.  Results for the ISP segment also include the full-year impact of a change to the annual account-based fee structure implemented in the fourth quarter of 2016.  Net investment income was impacted by a negative mark-to-market on the deposit asset backing an IPO-related reinsurance agreement due to increasing interest rates during the fourth quarter.

Fourth Quarter Distribution & Segment Results

Distribution Results
	Q4 2016	Q4 2015	% Change	Q3 2016	% Change
Life Licensed Sales Force (1)	116,827	106,710	9%	115,345	1%
Recruits	60,326	48,624	24%	73,706	(18)%
New Life-Licensed Representatives	11,148	10,547	6%	11,739	(5)%
Life Insurance Policies Issued	79,110	69,627	14%	75,374	5%
Life Productivity (2)	0.23	0.22	*	0.22	*
ISP Product Sales ($ billions)	$1.41	$1.41	*	$1.34	5%
Average Client Asset Values ($ billions)	$51.45	$47.54	8%	$50.68	2%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month
*    Not calculated or less than 1%

Segment Results
	Q4 2016	Q4 2015	% Change	Q3 2016	% Change
	($ in thousands)
Operating Revenues: (1)
Term Life Insurance	$227,128	$200,165	13%	$222,598	2%
Investment and Savings Products	137,016	128,774	6%	130,080	5%
Corporate and Other Distributed Products	28,255	27,872	1%	30,983	(9)%
Total operating revenues (1)	$392,399	$356,811	10%	$383,661	2%

Operating Income (loss) before income taxes:(1)
Term Life Insurance	$51,127	$45,926	11%	$58,137	(12)%
Investment and Savings Products	40,840	38,481	6%	35,760	14%
Corporate and Other Distributed Products	(6,368)	(8,653)	(26)%	(5,425)	17%
Total operating income before income taxes (1)	$85,599	$75,754	13%	$88,472	(3)%

(1)	See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

Life Insurance Licensed Sales Force. Strong recruiting and licensing trends in recent quarters drove 9% year-over-year growth in the life insurance licensed sales force to 116,827 representatives at the end of the fourth quarter.  Recruiting of new representatives increased 24% from the year ago period and included approximately 4,000 recruits who entered the business as a result of a November initiative to honor the men and women of the military.  New life insurance licenses were 6% above the very strong licensing results in the prior year period.  On a sequential quarter basis, recruiting and new life insurance licenses decreased in the fourth quarter during the typically slower holiday season.

Term Life Insurance.  In the fourth quarter of 2016, term life insurance policies issued increased 14% year-over-year driven by the larger life insurance licensed sales force and productivity of 0.23 policies per life insurance licensed representative per month, which topped the high end of the historical productivity range.  Term Life revenues increased 13% to $227.1 million compared with the year ago period.  This was driven by a 13% increase in net premiums from higher levels of issued policies in recent years and the growth in the in force business not subject to IPO-related coinsurance agreements.  Income before income taxes grew 11% to $51.1 million year-over-year.  Persistency, which is typically weaker in the fourth quarter than other quarters, was also lower than historical experience, while aggregate claims experience was generally in line with historical trends.  As historically done in the fourth quarter, new business assumptions were locked-in for policies issued in 2016, modestly decreasing earnings. The net impact of persistency, claims and the finalizing of assumptions was approximately $3 million unfavorable and is reflected as higher deferred acquisition costs (DAC) amortization and slightly lower benefits and expenses during the period.  Insurance expenses grew year-over-year primarily due to $2 million of additional technology spending to enhance our sales force’s mobile technology capabilities, largely offset by growth in other revenues.

Investment and Savings Products (ISP).  In the fourth quarter, ISP revenues increased 6% to $137.0 million and income before income taxes grew 6% to $40.8 million compared with the year ago period.  Results reflect consistent product sales year-over year as U.S. retail mutual fund sales increased 8% and fixed indexed annuities sales increased 25% while variable annuity sales declined 18%, consistent with industry trends.  Net flows were positive $304 million in the fourth quarter and client asset values increased 11% to a record $52.3 billion at the end of the year.  In the fourth quarter we increased our account-based fee structure on U.S. qualified accounts for the first time in nearly 15 years.  The $4.1 million full-year impact of this change was recognized in the fourth quarter, although going forward it will be accrued quarterly.  DAC amortization was lower than generally seen in other quarters primarily due to lower assumptions for future redemptions based on emerging experience.  ISP expenses increased from the year ago period largely due to $1.6 million of costs in the fourth quarter related to preparation for the DOL’s Fiduciary Rule.

Corporate and Other Distributed Products (C&O).  C&O operating revenues were $28.3 million and operating losses before income taxes were $6.4 million in the fourth quarter of 2016.  Net investment income continues to be impacted low investment portfolio and market yields.  Additionally, in the fourth quarter there was a $0.2 million negative return on the deposit asset backing an IPO-related reinsurance agreement reflecting a $1.3 million mark-to-market value reduction.  Net unrealized gains decreased to $65.8 million at quarter-end from $110.4 million at September 30, 2016 reflecting increased interest rates during the quarter.

Taxes
The effective income tax rate for the fourth quarter of 2016 was 34.7%, up from 33.8% in the prior year period. The increase was largely due to higher non-deductible expense items and a smaller annual release of exposure reserves relative to the prior year period.

Capital
Primerica repurchased $150 million or approximately 3 million shares of its common stock in 2016, with the majority occurring prior to the fourth quarter.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 450% as of December 31, 2016.

Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, operating revenues, operating income before income taxes, net operating income, adjusted stockholders’ equity and diluted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Operating revenues, operating income before income taxes, net operating income, and diluted operating earnings per share exclude the impact of realized investment gains and losses, including other-than-temporary impairments (OTTI), for all periods presented.  We exclude realized investment gains and losses in measuring operating revenues to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains and losses and other factors prior to an invested asset's maturity that are not directly associated with the Company's insurance operations.  Adjusted stockholders' equity excludes the impact of net unrealized investment gains and losses recorded in other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains and losses in measuring adjusted stockholders' equity as unrealized gains and losses from the Company's invested assets are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an invested asset matures or is sold.

The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information
Primerica will hold a webcast Thursday, February 9, 2017 at 10:00 am EST, to discuss fourth quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements
Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; changes to the independent contractor status of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, expenses and interests rates as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event that causes a large number of premature deaths of our insureds; changes in federal and state legislation, including other legislation or regulation that affects our insurance and investment product businesses, such as the DOL’s recently adopted rule defining who is a “fiduciary” of a qualified retirement plan as a result of giving investment advice; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of, or legal challenges to, the support tools we provide to our sales force; heightened standards of conduct or more stringent licensing requirements for our sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; legal and regulatory investigations and actions concerning us or our sales representatives; the loss of key personnel; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; and fluctuations in Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.
Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2016. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

Media Contact:
Keith Hancock
470-564-6328
Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

	December 31, 2016	December 31, 2015
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$1,792,438	$1,731,459
Fixed-maturity securities-held-to-maturity, at amortized cost	503,230	365,220
Equity securities available-for-sale, at fair value	44,894	47,839
Trading securities, at fair value	7,383	5,358
Policy loans	30,916	28,627
Total investments	2,378,861	2,178,503
Cash and cash equivalents	211,976	152,294
Accrued investment income	16,520	17,080
Due from reinsurers	4,193,562	4,110,628
Deferred policy acquisition costs, net	1,713,065	1,500,259
Agent balances, due premiums and other receivables	210,448	190,379
Intangible assets, net	54,915	58,318
Income taxes	37,369	35,067
Other assets	334,274	304,356
Separate account assets	2,287,953	2,063,899
Total assets	$11,438,943	$10,610,783

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$5,673,890	$5,431,711
Unearned premiums	527	628
Policy claims and other benefits payable	268,136	238,157
Other policyholders' funds	363,038	365,276
Notes payable	372,919	372,552
Surplus note	502,491	364,424
Income taxes	225,006	148,125
Other liabilities	449,963	408,757
Payable under securities lending	73,646	71,482
Separate account liabilities	2,287,953	2,063,899
Total liabilities	10,217,569	9,465,011

Stockholders' equity:
Common stock	457	483
Paid-in capital	52,468	180,250
Retained earnings	1,138,851	952,804
Accumulated other comprehensive income, net of income tax	29,598	12,235
Total stockholders' equity	1,221,374	1,145,772
Total liabilities and stockholders' equity	$11,438,943	$10,610,783

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,
	2016	2015
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$618,362	$591,856
Ceded premiums	(398,867)	(396,838)
Net premiums	219,495	195,018
Commissions and fees	141,681	132,794
Net investment income	17,999	17,546
Realized investment gains (losses), including OTTI	1,465	(3,360)
Other, net	13,224	11,453
Total revenues	393,864	353,451

Benefits and expenses:
Benefits and claims	94,672	85,694
Amortization of deferred policy acquisition costs	53,305	44,334
Sales commissions	69,326	67,536
Insurance expenses	33,476	29,667
Insurance commissions	4,456	4,388
Interest expense	7,157	7,471
Other operating expenses	44,408	41,967
Total benefits and expenses	306,800	281,057
Income before income taxes	87,064	72,394
Income taxes	30,191	24,445
Net income	$56,873	$47,949

Earnings per share:
Basic earnings per share	$1.21	$0.97
Diluted earnings per share	$1.21	$0.97

Shares used in computing earnings per share:
Basic	46,444	49,061
Diluted	46,495	49,093

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Year ended December 31,
	2016	2015
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$2,444,268	$2,345,444
Ceded premiums	(1,600,559)	(1,595,220)
Net premiums	843,709	750,224
Commissions and fees	541,686	537,146
Net investment income	79,025	76,509
Realized investment gains (losses), including OTTI	4,088	(1,738)
Other, net	50,576	42,058
Total revenues	1,519,084	1,404,199

Benefits and expenses:
Benefits and claims	367,655	339,315
Amortization of deferred policy acquisition costs	180,582	157,727
Sales commissions	272,815	274,893
Insurance expenses	132,348	123,030
Insurance commissions	17,783	16,340
Interest expense	28,691	33,507
Other operating expenses	181,615	168,406
Total benefits and expenses	1,181,489	1,113,218
Income before income taxes	337,595	290,981
Income taxes	118,181	101,110
Net income	$219,414	$189,871

Earnings per share:
Basic earnings per share	$4.59	$3.70
Diluted earnings per share	$4.59	$3.70

Shares used in computing earnings per share:
Basic	47,411	50,881
Diluted	47,453	50,913

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended December 31,
	2016	2015	% Change
Total revenues	$393,864	$353,451	11%
Less: Realized investment gains (losses), including OTTI	1,465	(3,360)
Operating revenues	$392,399	$356,811	10%

Income before income taxes	$87,064	$72,394	20%
Less: Realized investment gains (losses), including OTTI	1,465	(3,360)
Operating income before income taxes	$85,599	$75,754	13%

Net income	$56,873	$47,949	19%
Less: Realized investment gains (losses), including OTTI	1,465	(3,360)
Less: Tax impact of reconciling items	(509)	1,136
Net operating income	$55,917	$50,173	11%

Diluted earnings per share (1)	$1.21	$0.97	25%
Less: Net after-tax impact of operating adjustments	0.02	(0.04)
Diluted operating earnings per share (1)	$1.19	$1.01	18%

(1)  Percentage change in earnings per share is calculated prior to rounding per share amounts.

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Year ended December 31,
	2016	2015	% Change
Total revenues	$1,519,084	$1,404,199	8%
Less: Realized investment gains (losses), including OTTI	4,088	(1,738)
Operating revenues	$1,514,996	$1,405,937	8%

Income before income taxes	$337,595	$290,981	16%
Less: Realized investment gains (losses), including OTTI	4,088	(1,738)
Operating income before income taxes	$333,507	$292,719	14%

Net income	$219,414	$189,871	16%
Less: Realized investment gains (losses), including OTTI	4,088	(1,738)
Less: Tax impact of reconciling items	(1,436)	557
Net operating income	$216,762	$191,052	13%

Diluted earnings per share (1)	$4.59	$3.70	24%
Less: Net after-tax impact of operating adjustments	0.06	(0.02)
Diluted operating earnings per share (1)	$4.53	$3.72	22%

(1)  Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2016	2015
Direct premiums	$611,583	$584,570
Less: Premiums ceded to IPO coinsurers	315,955	324,870
Adjusted direct premiums	$295,628	$259,700

Ceded premiums	$(396,157)	$(394,180)
Less: Premiums ceded to IPO coinsurers	(315,955)	(324,870)
Other ceded premiums	$(80,202)	$(69,310)

Net premiums	$215,426	$190,390

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2016	2015
Total revenues	$29,720	$24,512
Less: Realized investment gains (losses), including OTTI	1,465	(3,360)
Operating revenues	$28,255	$27,872

Loss before income taxes	$(4,903)	$(12,013)
Less: Realized investment gains (losses), including OTTI	1,465	(3,360)
Operating loss before income taxes	$(6,368)	$(8,653)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	December 31, 2016	December 31, 2015
Stockholders' equity	$1,221,374	$1,145,772
Less: Unrealized net investment gains recorded in stockholders' equity, net of income tax	42,791	32,036
Adjusted stockholders' equity	$1,178,583	$1,113,736